EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, APRIL 26, 2019

ExxonMobil Earns $2.4 Billion in First Quarter 2019

•	Upstream liquids production grows by 5 percent versus first quarter 2018, driven by the Permian
•	Portfolio strengthens with new offshore discoveries in Guyana and Cyprus
•	Downstream and Chemical results reflect challenging industry margin environments

	First	First		Fourth
	Quarter	Quarter		Quarter
	2019	2018	%	2018	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	2,350	4,650	-49	6,000	-61

Earnings Per Common Share
Assuming Dilution	0.55	1.09	-50	1.41	-61

Capital and Exploration
Expenditures	6,890	4,867	42	7,843	-12

IRVING, Texas – April 26, 2019 – Exxon Mobil Corporation today announced estimated first quarter 2019 earnings of $2.4 billion, or $0.55 per share assuming dilution, compared with $4.7 billion a year earlier. Cash flow from operations and asset sales was $8.4 billion, including proceeds associated with asset sales of $107 million. During the quarter, the company distributed $3.5 billion in dividends to shareholders. Capital and exploration expenditures were $6.9 billion, up 42 percent from the prior year, reflecting key investments in the U.S. Permian Basin.

Oil‑equivalent production was 4 million barrels per day, up 2 percent from the first quarter of 2018. Excluding entitlement effects and divestments, oil‑equivalent production was up 3 percent from the first quarter of 2018. Upstream liquids production grew by 5 percent compared with the first quarter of 2018, driven by Permian unconventional growth of nearly 140 percent.

“Solid operating performance in the first quarter helped mitigate the impact of challenging Downstream and Chemical margin environments. In addition, we continued to benefit from our integrated business model,” said Darren W. Woods, chairman and chief executive officer. “We are making strong progress on our growth plans and expect to deliver sustained value for our shareholders. The change in Canadian crude differentials, as well as heavy scheduled maintenance, similar to the fourth quarter of 2018, affected our quarterly results.”

First Quarter 2019 Business Highlights
Upstream
•

Crude prices strengthened during the quarter but remained weaker, on average, than the fourth quarter of 2018. North American differentials narrowed, largely as a result of imposed production curtailments in Canada and additional takeaway capacity in the Permian.

• Natural gas prices were impacted by warmer weather.
• Production volumes benefited from continued unconventional growth. However, first quarter production was negatively impacted by lower Kearl output in Canada and downtime.
Downstream
•

ExxonMobil achieved first sales of on-specification Group II basestocks from the advanced hydrocracker at the Rotterdam refinery in the Netherlands. The new unit uses proprietary catalyst in a unique refining configuration to upgrade lower-value vacuum gas oil into higher-value EHC™ Group II basestocks and ultra-low sulfur diesel.

• Weak industry fuels margins from high gasoline inventory levels and narrowed North American crude differentials impacted results in the quarter.
• Overall heavy scheduled maintenance remained at similar levels to the fourth quarter of 2018.
Chemical
• Sales volumes increased from the prior year quarter reflecting project growth, however, margins remained challenged with continued supply length from recent industry capacity additions.
Strengthening the Portfolio
•

ExxonMobil made two additional discoveries offshore Guyana at the Tilapia‑1 and Haimara‑1 wells during the first quarter. In April, the company also announced a new discovery at the Yellowtail-1 well, marking the 13th discovery on the Stabroek Block.

•

ExxonMobil made a natural gas discovery offshore Cyprus in the Eastern Mediterranean at the Glaucus-1 well. Based on preliminary interpretation of the well data, the discovery could represent an in-place natural gas resource of approximately 5 trillion to 8 trillion cubic feet (142 billion to 227 billion cubic meters). Further analysis is required to better determine the resource potential.

•

ExxonMobil has revised its Permian Basin growth plans to produce more than 1 million oil-equivalent barrels per day by as early as 2024. The size of the company’s resource base in the Permian is approximately 10 billion oil‑equivalent barrels and is likely to grow further as analysis and development activities continue.

Investing for Growth
•

ExxonMobil and partner Qatar Petroleum made a final investment decision to proceed with development of the Golden Pass LNG export project located in Sabine Pass, Texas. The facility is expected to start up in 2024. The project will have capacity to produce approximately 16 million tons of liquefied natural gas per year and provide an increased, reliable, long-term supply of liquefied natural gas to global gas markets.

•

ExxonMobil reached a final investment decision and started construction on a new unit at its Beaumont, Texas refinery that will increase crude refining capacity by more than 65 percent, or 250,000 barrels per day. The third crude unit within the facility’s existing footprint will expand light crude oil refining and be supported by increased crude oil production in the Permian Basin.

•

ExxonMobil reached a final investment decision on construction of a new polypropylene production unit in Baton Rouge, Louisiana that will expand production capacity along the Gulf Coast by up to 450,000 metric tons per year. Construction will begin in 2019 and startup is anticipated by 2021.

Advancing Innovative Technologies and Products
•

ExxonMobil announced a new partnership with Microsoft Corporation that will make its Permian Basin operations the largest-ever oil and gas acreage to use cloud technology to drive improvements in analyses and enhance operational efficiencies. The application of Microsoft technologies by ExxonMobil’s XTO Energy subsidiary is anticipated to improve capital efficiency and support Permian production growth by as much as 50,000 oil-equivalent barrels per day by 2025.

•

ExxonMobil and Renewable Energy Group have signed a joint research agreement with Clariant AG to evaluate the potential use of cellulosic sugars from sources such as agricultural waste and residues to produce biofuel, which has the potential to play a role in reducing greenhouse gas emissions.

Earnings and Volume Summary

Millions of Dollars	1Q	1Q
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	96	429	-333	Lower liquids prices, higher growth-related expenses and an asset impairment charge (-115), partly offset by liquids volume growth
Non-U.S.	2,780	3,068	-288

Absence of Scarborough asset sale gain (-366), lower liquids prices, higher growth-related expenses and an asset impairment charge (-43), partly offset by higher gas realizations and favorable tax impacts

Total	2,876	3,497	-621	Prices -30, volumes +80, other -670
Production (koebd)	3,981	3,889	+92	Liquids +111 kbd: U.S. growth and improved reliability, partly offset by decline Gas -114 mcfd: lower demand, decline, and divestments, partly offset by lower maintenance and growth

Downstream
U.S.	(161)	319	-480	Higher scheduled maintenance and lower margins, partly offset by improved yield / sales mix
Non-U.S.	(95)	621	-716	Lower margins and higher scheduled maintenance
Total	(256)	940	-1,196	Margins -860, scheduled maintenance -450, other +110
Petroleum Product Sales (kbd)	5,415	5,432	-17

Chemical
U.S.	161	503	-342	Lower margins and higher growth-related expenses
Non-U.S.	357	508	-151	Lower margins and unfavorable foreign exchange impacts, partly offset by volume growth
Total	518	1,011	-493	Margins -360, foreign exchange -70, volumes +60, other -120
Prime Product Sales (kt)	6,772	6,668	+104	Growth-related volumes

Corporate and financing	(788)	(798)	+10

Earnings and Volume Summary

Millions of Dollars	1Q	4Q
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	96	265	-169	Lower volumes and lower gas realizations
Non-U.S.	2,780	3,048	-268	Lower volumes, unfavorable tax impacts and absence of favorable one-time 4Q'18 items, partly offset by higher liquids prices and lower exploration expenses
Total	2,876	3,313	-437	Volumes -290, prices +50, other -200
Production (koebd)	3,981	4,010	-29	Liquids -21 kbd: decline and higher downtime, partly offset by growth Gas -50 mcfd: lower entitlements, partly offset by higher seasonal demand

Downstream
U.S.	(161)	987	-1,148	Lower margins, including narrowed crude differentials and the change in mark-to-market derivative impacts, and higher scheduled maintenance
Non-U.S.	(95)	1,717	-1,812

Lower margins, including the change in mark-to-market derivative impacts, and lower divestment gains with absence of the sale of Augusta refinery / Germany Retail conversion to branded wholesaler (-888), partly offset by lower scheduled maintenance

Total	(256)	2,704	-2,960	Margins -2,060, divestment gains -900
Petroleum Product Sales (kbd)	5,415	5,495	-80

Chemical
U.S.	161	282	-121	Lower margins
Non-U.S.	357	455	-98	Absence of favorable tax item (-212), partly offset by lower downtime / maintenance
Total	518	737	-219	Margins -110, downtime / maintenance +80, other -190
Prime Product Sales (kt)	6,772	6,672	+100	Lower downtime / maintenance

Corporate and financing	(788)	(754)	-34

Cash Flow from Operations and Asset Sales

Millions of Dollars	1Q
	2019	Comments
Net income including noncontrolling interests	2,406	Including $56 million for noncontrolling interests
Depreciation	4,571
Changes in working capital	2,257	Including favorable seasonal payables
Other	(896)	Equity company earnings greater than dividends
Cash Flow from Operating	8,338
Activities (U.S. GAAP)
Asset sales	107
Cash Flow from Operations	8,445
and Asset Sales

First Quarter 2019 Financial Updates

During the first quarter of 2019, Exxon Mobil Corporation purchased 5 million shares of its common stock for the treasury at a gross cost of $414 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on April 26, 2019. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; resource recoveries and production rates; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, and petrochemicals and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, and other political or security disturbances; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2018 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown for the first quarter of 2019 on page 6 and for 1Q 2019, 1Q 2018 and 4Q 2018 in Attachment V.

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. The term “in-place” refers to those quantities of oil and natural gas estimated to be contained in known accumulations and includes recoverable and unrecoverable amounts.  The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

EHC is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
	Attachment I
Exxon Mobil Corporation
First Quarter 2019
(millions of dollars, unless noted)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Earnings / Earnings Per Share
Total revenues and other income	63,625	68,211	71,895
Total costs and other deductions	59,336	60,971	63,774
Income before income taxes	4,289	7,240	8,121
Income taxes	1,883	2,457	1,915
Net income including noncontrolling interests	2,406	4,783	6,206
Net income attributable to noncontrolling interests	56	133	206
Net income attributable to ExxonMobil (U.S. GAAP)	2,350	4,650	6,000

Earnings per common share (dollars)	0.55	1.09	1.41

Earnings per common share
- assuming dilution (dollars)	0.55	1.09	1.41

Exploration expenses, including dry holes	280	287	555

Other Financial Data
Dividends on common stock
Total	3,505	3,291	3,502
Per common share (dollars)	0.82	0.77	0.82

Millions of common shares outstanding
At period end	4,231	4,234	4,237
Average - assuming dilution	4,270	4,270	4,270

ExxonMobil share of equity at period end	191,222	188,195	191,794
ExxonMobil share of capital employed at period end	234,673	231,282	232,280

Income taxes	1,883	2,457	1,915
Total other taxes and duties	8,087	8,815	8,473
Total taxes	9,970	11,272	10,388
Sales-based taxes	4,985	5,281	5,444
Total taxes including sales-based taxes	14,955	16,553	15,832

ExxonMobil share of income taxes of
equity companies	849	740	992

	Attachment II
Exxon Mobil Corporation
First Quarter 2019
(millions of dollars)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Earnings (U.S. GAAP)
Upstream
United States	96	429	265
Non-U.S.	2,780	3,068	3,048
Downstream
United States	(161)	319	987
Non-U.S.	(95)	621	1,717
Chemical
United States	161	503	282
Non-U.S.	357	508	455
Corporate and financing	(788)	(798)	(754)
Net income attributable to ExxonMobil	2,350	4,650	6,000

	Attachment III

Exxon Mobil Corporation
First Quarter 2019

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	600	523	583
Canada / Other Americas	454	427	474
Europe	121	145	122
Africa	369	376	376
Asia	746	706	745
Australia / Oceania	37	39	48
Worldwide	2,327	2,216	2,348

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,712	2,576	2,581
Canada / Other Americas	238	211	247
Europe	2,113	2,542	1,943
Africa	7	9	16
Asia	3,655	3,568	3,804
Australia / Oceania	1,199	1,132	1,383
Worldwide	9,924	10,038	9,974

Oil-equivalent production (koebd)[1]	3,981	3,889	4,010

[1] Natural gas converted to an oil-equivalent basis at 6 million cubic feet per 1 thousand barrels.

	Attachment IV

Exxon Mobil Corporation
First Quarter 2019

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Refinery throughput (kbd)
United States	1,373	1,518	1,661
Canada	383	408	408
Europe	1,325	1,495	1,366
Asia Pacific	609	720	670
Other	196	152	193
Worldwide	3,886	4,293	4,298

Petroleum product sales (kbd)
United States	2,210	2,128	2,230
Canada	484	484	516
Europe	1,510	1,574	1,474
Asia Pacific	749	795	825
Other	462	451	450
Worldwide	5,415	5,432	5,495

Gasolines, naphthas	2,149	2,215	2,183
Heating oils, kerosene, diesel	1,914	1,828	1,915
Aviation fuels	386	396	376
Heavy fuels	299	346	387
Specialty products	667	647	634
Worldwide	5,415	5,432	5,495

Chemical prime product sales,
thousand metric tons (kt)
United States	2,322	2,391	2,577
Non-U.S.	4,450	4,277	4,095
Worldwide	6,772	6,668	6,672

	Attachment V

Exxon Mobil Corporation
First Quarter 2019
(millions of dollars)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Capital and Exploration Expenditures
Upstream
United States	2,548	1,248	2,630
Non-U.S.	2,813	2,511	3,620
Total	5,361	3,759	6,250
Downstream
United States	414	218	325
Non-U.S.	415	396	541
Total	829	614	866
Chemical
United States	552	343	579
Non-U.S.	144	122	132
Total	696	465	711

Other	4	29	16

Worldwide	6,890	4,867	7,843

Cash flow from operations and asset sales
Net cash provided by operating activities
(U.S. GAAP)	8,338	8,519	8,607
Proceeds associated with asset sales	107	1,441	884
Cash flow from operations and asset sales	8,445	9,960	9,491

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46
Fourth Quarter	6,000	1.41
Year	20,840	4.88

2019
First Quarter	2,350	0.55

[1] Computed using the average number of shares outstanding during each period.